Exhibit 10.1
NEITHER THE SECURITIES REPRESENTED BY THIS AGREEMENT NOR THE SECURITIES OBTAINABLE UPON EXERCISE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE OFFERED, SOLD, TRANSFERRED, ASSIGNED OR HYPOTHECATED, OR EXERCISED BY OR ON BEHALF OF ANY U.S. PERSON, UNLESS THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT COVERING SUCH SECURITIES, OR THE COMPANY RECEIVES AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE UNDER REGULATION S PROMULGATED BY THE SECURITIES AND EXCHANGE COMMISSION UNDER THE ACT OR PURSUANT TO ANOTHER EXEMPTION FROM REGISTRATION. HEDGING TRANSACTIONS INVOLVING THE SECURITIES REPRESENTED BY THIS AGREEMENT MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE ACT.
PHANTOM STOCK UNITS AGREEMENT

Date of Issuance: May ___, 2008	Certificate No. PSU -1
     This Phantom Stock Units Agreement (this “Agreement”), dated May___, 2008 (the “Effective Date”), is made and entered into by and among Trico Marine Services, Inc., a Delaware corporation (the “Company”) and West Supply IV AS, a Norwegian limited liability company (“Unitholder”).
W I T N E S S E T H :
          WHEREAS, the Company, Unitholder and Trico Shipping AS, a subsidiary of the Company (“Buyer”), entered into that certain Share Purchase Agreement dated May 15, 2008 (the “Purchase Agreement”), pursuant to which Buyer agreed to purchase from Unitholder, and Unitholder agreed to sell to Buyer all of Unitholder’s shares of common stock of DeepOcean ASA, a Norwegian public limited company (“DeepOcean”);
          WHEREAS, pursuant to the Purchase Agreement, the Company agreed to pay Unitholder cash and issue Phantom Stock Units (as defined below) of the Company; and
          WHEREAS, the Company and Unitholder desire to enter into this Agreement to provide for the terms and conditions of the Phantom Stock Units;
     NOW THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants, agreements, terms and conditions contained herein, the parties to this Agreement agree as follows:

ARTICLE 1
PHANTOM STOCK UNITS
          1.1 Grant. For value received, the Company hereby grants to West Supply IV AS One Million Three Hundred Fifty-Two Thousand Five Hundred Fifty-Eight (1,352,558) phantom stock units of the Company (the “Phantom Stock Units”), which shall be evidenced by this Agreement, representing the right to receive One Million Three Hundred Fifty-Two Thousand Five Hundred Fifty-Eight (1,352,558) shares of the Company’s Common Stock, $0.01 par value per share (the “Trico Common Shares”) on the terms and conditions set forth in this Agreement. The number of Trico Common Shares (and the amount and kind of other securities) for which the Phantom Stock Units are exercisable shall be subject to adjustment as provided in this Agreement.
          1.2 Exercise Period. Except as set forth in Section 1.3, the Unitholder may exercise the Phantom Stock Units, in whole but not in part, at any time and from time to time during the period beginning on the Exercise Date and ending on the fifth anniversary of the Exercise Date or, if such day is not a business day, on the next succeeding business day (the “Exercise Period”). The Company will give the Unitholder of the Phantom Stock Units written notice of the expiration of the Exercise Period at least 30 days (but no more than 45 days) prior to the date of such expiration. For purposes of this Agreement, the “Exercise Date” shall mean that date that is one hundred eighty one (181) days after the completion and settlement of Buyer’s mandatory offer to purchase all of the issued and outstanding shares of DeepOcean for NOK 32 in cash.
          1.3 Limitations on Foreign Ownership. The Unitholder acknowledges that the Trico Common Shares issuable upon exercise of the Phantom Stock Units are subject to limitations on foreign ownership as and to the extent set forth in the Company’s Second Amended and Restated Certificate of Incorporation (the “Trico Charter”). The Unitholder shall not be entitled to exercise the Phantom Stock Units if, within three (3) business days of the Company’s receipt of the Exercise Certificate from the Unitholder, the Company notifies the Unitholder that, by reason of such exercise and the acquisition by Unitholder of the Trico Common Shares that may be issuable pursuant to the Phantom Stock Units, the Company would be unable to conduct its business as a U.S. Maritime Company (as such term is defined in the Trico Charter). Notwithstanding the foregoing, during the Exercise Period, the Unitholder may assign all, but not less than all, of its rights to acquire Trico Common Stock (an “Assignment”) to a third party (an “Assignee”) who is not an Alien (as such term is defined in the Trico Charter) for such consideration as the Unitholder determines in its discretion. The Company has the right, in its sole discretion, to waive Unitholder’s obligation to transfer its right to exercise the Phantom Stock Units by means of the Assignment.
          1.4 Exercise Procedure. The Phantom Stock Units shall be deemed to have been exercised when all of the following items have been delivered to the Company (the “Exercise Time”):
          (a) a completed Exercise Certificate, in the form attached as Exhibit 1, executed by the Unitholder (or, in the case of an Assignment, a completed Assignment Certificate, in the form attached as Exhibit 2, executed by the Unitholder and an Exercise Certificate executed by Assignee); and
          (b) the original of this Agreement executed by the Unitholder.

          1.5 Issuance or Payment by the Company.
          (a) Except in the case of an Assignment, upon delivery of the items set forth in Section 1.4, the Company shall issue to Unitholder the number of Trico Common Shares underlying the Phantom Stock Units exercised pursuant to Section 1.5(e) of this Agreement, together with any cash payable in lieu of a fraction of a share pursuant to Section 1.5(c) of this Agreement.
          (b) If Unitholder makes an Assignment pursuant to Section 1.3, then:
               (i) prior to 4:00 p.m. New York City time on the third (3rd) business day following receipt by the Company of the items set forth in Section 1.4 (the “Settlement Date”): (A) the Company shall issue the Trico Common Shares to Assignee and direct Lazard Frères & Co. LLC (“Custodian”) to credit the Assignee’s account with such shares through delivery by electronic book-entry at the Depository Trust Company, and (B) Assignee shall remit by wire transfer the amount of funds equal to the purchase price for the Trico Common Shares being purchased (the “Purchase Price”) to the following account of Custodian:
JP Morgan Chase
ABA #: xxx
Account #: xxx
N/O Lazard Capital Markets LLC
FFC: A/C # xxx
               (ii) Custodian shall hold all such Trico Common Shares and funds in escrow until the delivery of both, and shall settle such purchase at 4:00 p.m. New York City time on the Settlement Date, with the Purchase Price being credited to the following account of the Unitholder, or such other account as the Unitholder shall advise the Company by notice in writing:
Account #:
IBAN:
Swift:
Simultaneously with the settlement of such purchase, the Company shall record the Assignment of the Phantom Stock Units on its books and records, and the Assignment shall be deemed to have been exercised effective as of such time.
          (c) In no event shall the Company issue any fractional Trico Common Shares to the Unitholder or Assignee (either, the “Holder”) pursuant to this Section 1.5. In lieu of any such fractional shares, the Company shall pay the Holder an amount in cash equal to the Weighted Average Trading Price on the Nasdaq Global Market (or such other securities exchange or automated quotation system on which the Trico Common Shares are then listed or quoted) during the last three days on which the Trico Common Shares were traded prior to the Exercise Time multiplied by the fraction of a Trico Common Share that the Holder would otherwise be entitled to receive, where the “Weighted Average Trading Price” for the three days shall mean (x) the sum for all three days of the average of the high and low sales prices for one Trico Common Share for each of the three days times the number of Trico Common Shares traded on each such day, all as is reported by the Nasdaq Global Market (or such other securities exchange or automated quotation system), divided by (y) the total number of Trico Common Shares traded during such three days, as is reported by the Nasdaq Global Market (or such other securities exchange or automated quotation system). The Weighted Average Trading Price shall be converted from USD into NOK based on the USD/NOK exchange rate as quoted by the Federal Reserve Bank of New York at the end of each of the same three trading days as the Weighted Average Trading Price of the Trico Common Shares are calculated, using the same weighted average method of calculation as used with respect to sales prices of the Trico Common Shares.
          (d) Any cash amount that may be paid to the Unitholder pursuant to Section 1.5(c) shall be payable within three (3) business days after the Exercise Time by wire transfer or delivery of other immediately available funds to Unitholder, and any such cash amount that may be paid to the Unitholder pursuant to Section 1.5(b) shall be payable at the time set forth therein.
          (e) Trico Common Shares issued upon exercise of the Phantom Stock Units pursuant to Section 1.5(a) shall be delivered by the Company to Unitholder within three (3) business days after the date of the Exercise Time by delivery of a stock certificate or certificates representing such Trico Common Shares or, at the Unitholder’s option, by crediting its account with such shares through delivery by electronic book-entry at the Depository Trust Company.
          1.6 Record Holder of Shares. The Trico Common Shares issuable upon the exercise of the Phantom Stock Units shall be deemed to have been issued to the Holder at the Exercise Time, and the Holder shall be deemed for all purposes to have become the record holder of such Trico Common Shares at the Exercise Time.
          1.7 Reserved Shares. The Company shall at all times reserve and keep available out of its authorized but unissued capital stock, solely for the purpose of issuance upon the exercise of the Phantom Stock Units, the maximum number of Trico Common Shares issuable upon the exercise of the Phantom Stock Units. All Trico Common Shares which are so issuable shall, when issued, be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges.
          1.8 Replacement. Upon receipt of evidence reasonably satisfactory to the Company (an affidavit of the Holder shall be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing the Phantom Stock Units, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Company (provided that if the holder is a financial institution or other institutional investor its own agreement shall be satisfactory), or, in the case of any such mutilation upon surrender of such certificate, the Company shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the same rights represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate.
ARTICLE 2
ADJUSTMENT

          2.1 Adjustment of Number of Trico Common Shares. In order to prevent dilution of the rights granted under the Phantom Stock Units, the number of Trico Common Shares or other securities obtainable upon exercise of the Phantom Stock Units shall be subject to adjustment from time to time as provided in this Article 2.
          2.2 Adjustment for Stock Splits and Combinations. If the Company at any time after the Date of Issuance (as set forth on the first page of this Agreement) effects a subdivision of the outstanding Trico Common Shares, the aggregate number of Trico Common Shares for which the Phantom Stock Units are exercisable shall be proportionately increased. If the Company any time after the Date of Issuance combines the outstanding Trico Common Shares into a smaller number of shares, the aggregate number of Trico Common Shares for which the Phantom Stock Units are exercisable shall be proportionately reduced. Any adjustment under this Section 2.2 shall become effective at the close of business on the date the subdivision or combination becomes effective.
          2.3 Adjustment for Stock Dividends and Distributions. If the Company at any time after the Date of Issuance makes, or fixes a record date for the determination of holders of Trico Common Shares entitled to receive, a dividend or other distribution payable in additional Trico Common Shares, in each such event the aggregate number of Trico Common Shares for which the Phantom Stock Units are exercisable shall be proportionately increased as of the time of such issuance.
          2.4 Adjustments for Other Dividends and Distributions. If the Company at any time after the Date of Issuance makes, or fixes a record date for the determination of holders of Trico Common Shares entitled to receive a dividend or other distribution (other than a dividend or distribution payable solely in Trico Common Shares), in each such event provision shall be made so that the holder of the Phantom Stock Units shall receive upon exercise hereof, in addition to the number of Trico Common Shares receivable thereupon, the dividend or distribution which such holder would have received had such exercise occurred immediately prior to such event. Any such dividends paid shall be subject to withholding by the Company for taxes.
          2.5 Adjustment for Reclassification, Exchange and Substitution. If at any time after the Date of Issuance the Trico Common Shares issuable upon exercise of the Phantom Stock Units are changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than a subdivision or combination of shares or stock dividend, a reorganization, merger or consolidation provided for elsewhere in this Article 2), in any such event the Phantom Stock Units shall thereafter represent the right to receive upon exercise hereof the kind and amount of stock and other securities and property receivable in connection with such recapitalization, reclassification or other change with respect to the maximum number of Trico Common Shares issuable upon exercise of the Phantom Stock Units immediately prior to such recapitalization, reclassification or change, all subject to further adjustments as provided herein or with respect to such other securities or property by the terms thereof.
          2.6 Reorganizations, Mergers or Consolidations. If, at any time after the Date of Issuance, the Trico Common Shares are converted into other securities or property, whether pursuant to a reorganization, merger, consolidation or otherwise (other than a recapitalization, subdivision, combination, reclassification, exchange or substitution of shares provided for elsewhere in this

Article 2 or any such transaction pursuant to which the Company exercises its right to require exercise pursuant to Section 2.7), then, as a part of such transaction, provision shall be made so that the Phantom Stock Units shall thereafter represent the right to receive upon exercise hereof the number of shares of stock or other securities or property to which a holder of the maximum number of Trico Common Shares issuable upon exercise of the Phantom Stock Units immediately prior to such transaction would have been entitled in connection with such transaction, subject to further adjustments as provided herein or with respect to such other securities or property by the terms thereof. In any such case, appropriate adjustment shall be made in the application of the provisions of this Article 2 with respect to the rights of the Unitholder after such transaction to the end that the provisions of this Article 2 (including adjustment of the number of Trico Common Shares issuable upon exercise of the Phantom Stock Units) shall be applicable after that event and be as nearly equivalent as practicable.
          2.7 Change of Control. If any transaction is contemplated that would constitute a Change of Control and that would involve the holders of Trico Common Shares receiving or having the right to receive securities or other property in exchange for Trico Common Shares (whether by merger, consolidation, exchange offer or otherwise), then (notwithstanding the provisions of any other paragraph of this Article 2), (a) the Company shall have the right to require that Holder exercise all Phantom Stock Units immediately prior to the consummation of such Change of Control in exchange for the Trico Common Shares underlying such Phantom Stock Units, (b) upon such exercise the Phantom Stock Units and this Phantom Stock Units Agreement shall be null and void and of no further force and effect and (c) thereafter, Holder shall be entitled to receive the number of shares of stock or other securities or property to which any other holder of such number of Trico Common Shares immediately prior to the consummation of such transaction would be entitled to in connection with such transaction. For purposes of this Agreement, “Change of Control” means (i) a merger, consolidation or business combination in which the Company is not the surviving entity or the Company’s shareholders immediately prior to such event do not own at least a majority of the outstanding equity interests of the surviving company, (ii) the sale of all or substantially all of the assets of the Company and its subsidiaries in one or more related transactions, (iii) the acquisition of beneficial ownership or control of a majority of the outstanding equity interests of the Company by any person (as such term is used in Section 3(a)(9) and Section 13(d) of the U.S. Securities Exchange Act) or a “group” as defined by or under Section 13(d)(3) of the U.S. Securities Exchange Act), or (iv) the dissolution or liquidation of the Company.
          2.8 Certificate of Adjustment. In each case of an adjustment or readjustment under this Article 2, the Company, at its expense, shall compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to the Unitholder. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based.
          2.9 Notices. The Company shall give written notice to the Unitholder at least 15 days prior to the date on which the Company closes its books or takes a record with respect to any dividend or distribution upon the Trico Common Shares.
ARTICLE 3
NO ASSIGNMENT

          The Phantom Stock Units are not transferable and Unitholder may not sell, transfer, assign, pledge, encumber or otherwise dispose of any of the Phantom Stock Units or, subject to Section 1.3, any legal or equitable interest therein.
ARTICLE 4
MISCELLANEOUS
          4.1 Notices. All notices and other communications provided for herein (including the Exercise Certificate and Assignment Certificate) shall be in writing and shall be deemed to have been duly given when delivered personally or sent by facsimile or email (provided a confirmation copy is later sent by other method) or three (3) business days after being mailed by registered or certified mail, return receipt requested, postage prepaid, to the party to whom it is directed or one (1) business day after being sent via an internationally recognized courier service for next business day delivery, to the party to whom it is directed:
If to the Company, to:
3200 Southwest Freeway, Suite 2950
Houston, Texas 77027
Attention: Rishi A. Varma
Telephone: (832) 922-6812
Facsimile: (713) 780-0062
E-Mail: rvarma@tricomarine.com
With a copy to:
Bartlit Beck Herman Palenchar & Scott LLP
1899 Wynkoop Street, Suite 800
Denver, Colorado 80202
Attention: James L. Palenchar
Telephone: 303-592-3111
Facsimile: 303-592-3140
E-Mail: james.palenchar@bartlit-beck.com
and:
Bugge, Arentz-Hansen & Rasmussen
P.O. Box 1524 Vika
N-0117
Oslo, Norway
Attention: Bjørn Gabriel Reed
Telephone: +47 22 83 02 70
Facsimile: +47 22 83 07 95
E-Mail: bgr@bahr.no

If to Unitholder to:
West Supply IV AS
[Address]
Telephone:
Facsimile:
E-Mail:
With a copy to:
Attention:
Telephone:
Facsimile:
E-Mail:
or for any party, at such other address as such party shall have specified in writing to each of the other parties in accordance with this Section 4.1.
          4.2 Amendments. Any provision of this Agreement may be waived or amended if, and only if, such amendment or waiver is in writing and signed by the Company and Unitholder.
          4.3 Entire Agreement. This Agreement (including the Exhibits) together with the Purchase Agreement (a) constitutes the entire agreement and understandings of the parties hereto and supersedes all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof, and (b) is not intended to confer upon any other Person any rights or remedies hereunder.
          4.4 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of Norway (without regard to the choice of law provisions thereof).
          4.5 Dispute Resolution. The parties shall attempt to resolve disputes that arise out of or in relation to this Agreement amicably. If the parties in dispute fail to resolve the dispute, the dispute shall be referred to arbitration pursuant to the Norwegian Arbitration Act (2004).  Each party shall appoint one arbitrator and the two arbitrators shall appoint the third arbitrator who shall be the chairman of the arbitration tribunal. The chairman shall be a Norwegian legal professional. If one party fails to appoint an arbitrator within one month from being requested to do so or if the two arbitrators cannot agree on who shall be appointed chairman within one month from the last appointment, the Chief Justice of Oslo District Court shall appoint such arbitrator. The venue of the arbitral proceedings shall be in Oslo and the language shall be English. The arbitration is deemed to be commenced when request for arbitration is sent from the party requesting arbitration. The parties agree to conclude a separate agreement on confidentiality of both the arbitral proceedings and the award immediately after arbitration has been requested. In the event of any dispute arising out of or related to this Agreement, the prevailing party shall be entitled to recover from the losing party all of its costs and expenses incurred in connection with such dispute, including costs of the arbitration and reasonable attorneys’ fees.
          4.6 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.
          4.7 Specific Performance. Each of the parties hereto acknowledges and agrees that the Company and the Unitholder would be irreparably damaged if each covenant in this Agreement is not performed in accordance with its specific terms and that any breach of such provision of this Agreement by any party to this Agreement could not be adequately compensated in all cases by monetary damages alone. Accordingly, in addition to any other right or remedy to which either the Company or the Unitholder may be entitled under this Agreement, the Company and the Unitholder shall be entitled to enforce such provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of such provision of this Agreement, without posting any bond or other undertaking.
          4.8 No Rights as a Shareholder. Until Trico Common Shares are issued to the Unitholder hereunder, the Unitholder shall not possess any rights of a stockholder of the Company with respect to the Trico Common Shares underlying the Phantom Stock Units, including, without limitation, the right to vote such Trico Common Shares or receive dividends (except as provided above).
          4.9 Taxes. Holder shall bear and pay any taxes payable arising out of or otherwise in connection with the Phantom Stock Units and the transactions contemplated by this Phantom Stock Units Agreement, including, without limitation, any taxes arising in connection with exercising any of the Phantom Stock Units.
          4.10 Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.
[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, the Company has caused this Phantom Stock Units Agreement to be duly executed and attested by its duly authorized officers under its corporate seal and to be dated as of the date first above written.

COMPANY:

TRICO MARINE SERVICES, INC.

By:	Rishi A. Varma
Its:	Chief Administrative Officer,
Vice President and General Counsel
AGREED AND ACKNOWLEDGED:
UNITHOLDER:
WEST SUPPLY IV AS

By: Its:

EXHIBIT 1
EXERCISE CERTIFICATE

To:	Dated:
     The undersigned, pursuant to the provisions set forth in the attached Phantom Stock Units Agreement (Certificate No. PSU-1), hereby exercises its Phantom Stock Units for                     Trico Common Shares covered by such Phantom Stock Units.
     The undersigned requests that a certificate for such Trico Common Shares be registered in the name of                                               whose address is                                                                 and whose [identifying number] is                      , and that such certificate be delivered to                       whose address is                                                                 .

Signature

Address

EXHIBIT 2
ASSIGNMENT CERTIFICATE
     FOR VALUE RECEIVED, and in accordance with the requirements of Article 1 of the Phantom Stock Units Agreement, West Supply IV AS hereby sells, assigns and transfers all of its rights under the attached Phantom Stock Units Agreement (Certificate No. PSU- 1) with respect to all of the Trico Common Shares covered thereby set forth below, unto:

Names of Assignee	Address	No. of Trico Common Shares

Dated:

Signature

Witness